EXHIBIT 99.1

Compass Therapeutics Announces $80 Million Private Placement

BOSTON, Nov. 02, 2022 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), (“Compass”), a clinical-stage biopharmaceutical company developing proprietary antibody-based therapeutics to treat cancer, today announced that it has entered into a securities purchase agreement with a select group of institutional investors to issue and sell an aggregate of 25,000,000 shares of its common stock at an offering price of $3.21 per share through a private investment in public equity (“PIPE”) financing. Compass anticipates the gross proceeds from the PIPE to be approximately $80 million, before deducting fees to the placement agents and other offering expenses. The closing of the financing is expected to occur by November 8, 2022, subject to the satisfaction of customary closing conditions.

This private placement was led by Enavate Sciences, a portfolio company of Patient Square Capital, with participation by Janus Henderson Investors, Braidwell LP, Vivo Capital, Adage Capital Partners LP, OrbiMed, Monashee Investment Management and DAFNA Capital Management LLC, among others. In connection with the PIPE, Compass has also appointed James P. Boylan, Chief Executive Officer of Enavate Sciences, to its board of directors.

“We are very pleased by the support from this high-quality group of investors as we continue to advance our pipeline of antibody treatments for oncology,” said Thomas Schuetz, MD, PhD, Chief Executive Officer and Co-Founder of Compass. “With this funding, we are well positioned to execute on our development plans and reach important clinical and regulatory milestones in the next three years.”

Compass expects to use the net proceeds from the PIPE, together with existing cash and cash equivalents, to fund clinical development of CTX-009, CTX-471, CTX-8371, the preclinical development of other programs, research activities as well as working capital and other general corporate purposes. The proceeds from the PIPE, combined with the current cash and cash equivalents, are expected to extend Compass’ cash runway into 2026.

Jefferies, SVB Securities and Stifel are acting as placement agents in this offering.

The securities being issued and sold in the PIPE have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Concurrently with the execution of the securities purchase agreement, Compass and the investors entered into a registration rights agreement pursuant to which Compass has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the securities sold in this private placement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Compass Therapeutics

Compass Therapeutics, Inc. is a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. Compass’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. Compass’s pipeline of novel product candidates is designed to target multiple critical biological pathways required for an effective anti-tumor response. These include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. Compass plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics, Inc. website at https://www.compasstherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the expected timing and satisfaction of closing conditions for the closing of the PIPE, expectations regarding cash and cash equivalents following the closing of the PIPE and the anticipated use of proceeds from the PIPE as well as the expectation that such proceeds will fund Compass’s operational plans into 2026 and Compass’s strategy, business plans and focus. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Compass’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, Compass’s ability to identify additional product candidates for development, Compass’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which Compass operates and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should also refer to the risk factor disclosure set forth in the reports and other documents Compass files with the SEC available at www.sec.gov, including without limitation its latest Form 10-Q and its subsequent filings with the SEC.

Investor Contact
Mario Corso, Executive Director and Head of Investor Relations
ir@compasstherapeutics.com
617-500-8099

Media Contact
Anna Gifford, Communications Manager
media@compasstherapeutics.com
617-500-8099